Entergy Services, Inc.
20 Greenway Plaza
Houston, Texas 77046-2011
Tel: 832-681-3157
Fax: 832-681-3204
e-mail: motts@entergy.com

Mark G. Otts
 Senior Counsel
Legal Services Department

Exhibit F-1(i)

January 6, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Entergy Corporation et al.,
File No. 70-10324

Ladies and Gentlemen:

I am familiar with the Application-Declaration, as amended, in File No. 70-10324 ("Application") of Entergy Corporation ("Entergy"), Entergy Services, Inc. and Entergy Louisiana, Inc. ("ELI") (collectively, "Applicants") filed with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935 ("1935 Act") relating to the restructuring of ELI and related transactions, including: (1)(a) the conversion of ELI from a Louisiana corporation to a Texas corporation ("Holdings") and its continued existence without a change in its identity; (b) the effectuation immediately thereafter of a merger by Holdings, pursuant to Article 5.01 of the Texas Business Corporation Act ("Merger"), under which (i) Holdings would continue to exist and two new Texas limited liability companies, Entergy Louisiana, LLC ("ELL") and Entergy Louisiana Properties, LLC ("ELP"), would be created as its direct subsidiaries, (ii) ownership of substantially all of Holdings' property and assets (including all of its generation, transmission and distribution assets previously owned by ELI) would be allocated to ELL in return for all of the issued and outstanding Common Membership Interests of ELL, (iii) ownership of certain undeveloped real property and certain equity and debt investments held by Holdings in System Fuels, Inc. ("SFI"), Entergy's fuel procurement subsidiary, would be allocated to ELP in return for all of the issued and outstanding Common Membership Interests of ELP, and (iv) the liabilities and obligations of Holdings associated with the above- referenced undeveloped real property and the equity and debt investments in SFI would be allocated to, and assumed by, ELP and substantially all of the remaining liabilities and obligations of Holdings would be allocated to, and assumed by, ELL; provided that Holdings would have continued liability on those liabilities and obligations allocated to ELL and ELP, respectively, at the time of the Merger, as provided by law; (c) the execution and delivery by Holdings, ELL and ELP of the First Amended and Restated Money Pool Agreement, dated as of December 31, 2005 ("First Amended Agreement"); (d) the execution and delivery by each of Holdings and ELP of a separate Service Agreement, dated as of December 31, 2005, with Entergy Services, Inc.; and (e) the issuance by ELL of 1,000,000 Units of its Series A 6.95% Cumulative Preferred Securities ("Transactions"); and (2) the order of the Commission, dated December 2, 2005, with respect to the Transactions; and (3) the consummation of the Transactions. I advise you that in my opinion:

(1) all state laws applicable to the participation by the Applicants in the Transactions have been complied with;

(2) the securities issued by ELI and outstanding immediately prior to the restructuring and Merger remain legally and validly issued and outstanding securities of Holdings and/or ELL, as appropriate, immediately after the Transactions;

(3) the securities issued by ELL and ELP as part of the Transactions are legally and validly issued;

(4) Entergy continues legally to own the outstanding shares of common stock of Holdings;

(5) Holdings has legally acquired the outstanding Common Membership Interests in ELL and ELP;

(6) Holdings, ELL and ELP have each legally executed and delivered the First Amended Agreement;

(7) Holdings and ELP have each legally executed and delivered a separate Service Agreement, dated as of December 31, 2005, with Entergy Services, Inc.;

(8) the consummation of the Transactions has not violated the legal rights of the holders of any securities issued by ELI or any associate company thereof; and

(9) the Transactions have been carried out in accordance with the terms and conditions of, and for the purposes represented by, the Application.

I am a member of the Louisiana Bar and express no opinion as to the laws of any other jurisdiction. As to all matters of the laws of the State of Texas, I have relied upon the opinion of even date herewith of Clark, Thomas & Winters, a Professional Corporation, filed as Exhibit F-2(i) to the Certificate Pursuant to Rule 24 in File No. 70-10324 ("Certificate"). As to all matters of the laws of the State of New York and the General Corporation Law of Delaware, I have relied upon the opinion of even date herewith of Thelen Reid & Priest LLP, filed as Exhibit F-3(i) to the Certificate. In rendering the foregoing opinions, I have not examined into and do not pass upon matters of compliance with state securities or blue sky laws.

This opinion may be relied upon only by you and by Clark, Thomas & Winters, a Professional Corporation, and Thelen Reid & Priest LLP and by no other persons without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Certificate.

Very truly yours,

/s/ Mark G. Otts

Mark G. Otts